EXHIBIT 5.1

July 12, 2013

Agenus Inc.
3 Forbes Road
Lexington, MA 02421

Ladies and Gentlemen:

This opinion is furnished to you in connection with the filing by Agenus Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission of the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended. You have requested our opinion concerning the status under Massachusetts law of the 2,000,000 shares (the “Shares”) of the Company's common stock, par value $.01 per share (“Common Stock”), which are being registered under the Registration Statement for issuance by the Company pursuant to the terms of the Company’s 2009 Equity Incentive Plan, as amended (the “Plan”).

We have acted as counsel to the Company in connection with the Registration Statement. In that connection we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:

1.    The Amended and Restated Certificate of Incorporation of the Company as presently in effect;

2.    The Fifth Amended and Restated By-laws of the Company as presently in effect;

3.    Certain resolutions adopted by the Company's Board of Directors and Stockholders; and

4.    The Plan.

In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have also assumed that: (i) all of the Shares will be issued for the consideration permitted under the Plan as currently in effect, and none of such Shares will be issued for less than $.01; (ii) all actions required to be taken under the Plan by the Administrator and the Board of Directors of the Company will be taken by the Administrator and the Board of Directors of the Company respectively; and (iii) at the time of the exercise of the options under the Plan, the Company shall continue to have sufficient authorized and unissued shares of Common Stock reserved for issuance thereunder.

Based upon and subject to the foregoing, we are of the opinion that, upon the issuance of the Shares under the Plan as provided therein, each such Share will be duly authorized, legally issued, fully paid and non-assessable.

We understand that this opinion is to be used in connection with the Registration Statement and consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this Firm included therein.

Very truly yours,

/s/ Choate, Hall & Stewart LLP